Exhibit 10.64
June 16, 2000
Mr. Thomas R. Adams
Dear Tom:
Your eligibility for a special retirement benefit was described on pages 2 and 3 of your employment offer letter dated May 24, 1999. That description did not include any reference to a surviving spouse benefit. The following is intended to officially amend and expand the description in the May 24, 1999 letter to include eligibility for a surviving spouse benefit as follows:
•	In the event of your death prior to your termination of employment, your surviving spouse will be entitled to payment of a 50% survivor annuity under the special retirement benefit. Such benefit will be calculated as if you had been involuntarily terminated for a reason other than cause on the day before your death, with a standard 50% joint and survivor annuity (as described in the Company’s qualified retirement plan) in effect. Alternatively, your surviving spouse may elect another payment form or timing of payment that is actuarially equivalent to the 50% joint and survivor annuity.

If your death is prior to termination of your employment but after you reach age 50, your surviving spouse and other eligible dependents will be eligible to participate in the Company’s retiree health programs as they exist as of the date of your death, providing such eligible dependents are covered under the corresponding active employee health programs at the time of your death.

•	In the event of your death after you have commenced receiving the special retirement benefit, any survivor benefit will be in accordance with your election among all of the forms of payment provided in the Company’s qualified plan.
Sincerely,
/s/ Robert R. Gordon, Jr.
Robert R. Gordon, Jr.
RRGjr/ev

Cc:	Ms. K.A. Cissna Ms. D.S. Harris

July 21, 1999
Mr. Thomas R. Adams
Dear Tom:
The purpose of this letter is to clarify and document the Company’s intent regarding your eligibility for retiree welfare benefits (medical, dental, life insurance) in conjunction with your special retirement benefit, as it was set out in your employment offer letter dated May 24, 1999.
The Company’s intent is as follows: If your active employment ceases after age 50 and at that time you qualify for the special retirement benefit provided in the May 24, 1999 letter, you will be eligible to participate in the Company’s retiree welfare programs as they exist at the time of your actual retirement.
The premiums you will pay for your retiree medical and dental coverages will be based on the number of years of service, including all additional years of service credit, used to calculate your special retirement benefit.
Sincerely,
/s/ Robert R. Gordon, Jr.
Robert R. Gordon, Jr.
RRGjr/ev

Cc:	Ms. K.A. Cissna Ms. D.S. Harris

May 24, 1999
Mr. Thomas R. Adams
Dear Tom:
It is my pleasure to confirm our offer to you to join R. J. Reynolds Tobacco Company as Senior Vice President and Controller. Ken Lapiejko will establish with you a specific starting date.
As Senior Vice President and Controller, your new base salary will be $250,000 per year (or $20,833.33 per month). Your Annual Incentive Award Plan (AIAP) target bonus percent will be 50%. Attached is a description of the 1999 AIAP plan. For 1999, your actual award will be the full year 1999 calculated award, prorated for the period of active service from your start date through December 31, 1999. Your new job level will be executive job level D.
Immediately after your starting date, you will be paid a “signing-on” bonus in the gross amount of $100,000. Required tax deductions will be withheld from this payment.
Under the Company’s Long Term Incentive Plan (LTIP), you will receive a 1999 grant of 50,000 RJRT Performance Appreciation Rights (PARs). For purposes of vesting, you will be deemed to have been granted the PARs on January 1, 1999. Attached is the 1999 LTIP communication that has been sent to other participants in the plan explaining the valuation process for the 1999 grants. In the future, you will be eligible to be considered for LTIP grants under the same circumstances and LTIP provisions as other senior executives of the Company.
Upon employment, you will be eligible for immediate coverage under the Company’s employee benefits plans. In addition, you will participate in the Company’s Flexible Perquisites Program as an executive job level D participant. This program will provide you $25,000 per year in cash (paid quarterly) and the use of a leased car with a purchase value of up to $24,000, although you can personally supplement the lease payments to get a car with a purchase price of up to $40,000. This program will also provide you with supplemental medical, dental, and business travel accident insurance. Additionally, you will be able to purchase through the Company additional life insurance for yourself and your wife as well as insurance on your personal automobiles and excess liability insurance.

Mr. Thomas R. Adams

May 24, 1999
Provided that you remain employed by the Company for three years from the date you start working, at the end of the three years you will be paid a special retention incentive in the gross amount of $500,000. To secure this obligation, the Company established an irrevocable trust and contributed funds it believes are sufficient to satisfy all payment under the Special Incentive Program. Any payments to you under this program will come from the trust, with no recourse to the Company or its subsidiaries. If your employment terminates before your payment date, certain rules of the program apply. They are described in an attachment to this letter.
In recognition of the fact that, by joining Reynolds Tobacco, you will be forfeiting certain retirement benefits form your previous employer, you will be eligible for a special retirement benefit as follows:
•	Your gross retirement benefit will be calculated according to the following formula:
—	Gross Annual Retirement Benefit = Final Average Compensation X total years of credited service X 0.0175.
•	For this purpose, Final Average Compensation will be defined as the highest consecutive three years of pay (base salary plus actual bonus) out of the last five years. If your employment ends before the completion of three years of service, and you are not eligible for severance, Final Average Compensation will be your actual average annual pay for your period of employment.

•	At age 55, you will be credited with additional service credit so that the total of your actual and additional service credit will equal 20 years.

•	You will vest in this special retirement benefit at the earlier of your age 55 or the effective date of your involuntary termination for any reason except cause; provided however, that if you are involuntarily terminated for any reason except cause prior to age 55, service for calculation of this special retirement benefit will be 20 years less two times the number of full and partial years between the end of any period of salary continuation (see description of severance eligibility below) and age 55.

•	This special retirement benefit will be offset by any amounts paid from the Company’s qualified retirement plan. All benefits earned under this special retirement benefit, except those paid from the Company’s qualified retirement plan, will be unfunded and will be a general obligation of the Company.

Mr. Thomas R. Adams

May 24, 1999
If, during the course of your employment with the Company or one of its subsidiaries, you are involuntarily terminated for any reason other than cause (as defined in the Long Term Incentive Plan), you will receive two years’ pay (defined as base pay and target bonus at the time of termination), payable over three years, and full employee benefits coverage for three years, and if the Company’s Flexible Perquisite Program is still in effect, coverage under this program according to its terms and conditions for three years. These special severance benefits replace any compensation or benefits under the Company’s standard Salary and Benefit Continuation Program (“SBC”). It is intended that you would not receive any less than the SBC obligation would provide, and the rules that determine eligibility for payment under SBC apply for this program. Should an involuntary separation ever occur, the Company will expect your cooperation in transitioning your responsibilities, and will ask you, prior to the payment of any benefits, to sign a letter containing a release of claims.
In consideration of this offer of employment, you will be expected to sign the Non-competition, Non-Disclosure of Confidential Information, and Commitment to Provide Assistance Agreement accompanying this letter.
The role you’ve been offered represents a unique opportunity for you to positively impact the future of R. J. Reynolds Tobacco Company. We have great confidence that you are especially well suited for the role and that you will make an outstanding contribution to our enterprise.
Sincerely,
/s/ Robert R. Gordon, Jr.
Robert R. Gordon, Jr.
RRGjr/ev
Attachments
Cc:     Mr. K.J. Lapiejko